Exhibit 3.2
                                                                     -----------

                                     AMENDED
                           CERTIFICATE OF DESIGNATION,
                             RIGHTS AND PREFERENCES
                                     OF THE
                            SERIES A PREFERRED STOCK
                                       OF
                          HOLIDAY RV SUPERSTORES, INC.
                          ----------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware


                  Holiday  RV   Superstores,   Inc.   (the   "Corporation"),   a
corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, certifies as follows:

                  FIRST: The Corporation has filed a Certificate of Designation, Rights and Preferences of the Series A Preferred Stock of the Corporation.

                  SECOND: No shares of the Series A Preferred Stock have been issued.

                  THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of 2,000,000 shares of preferred stock ("Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation (the "Board of Directors"), by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any class or series of Preferred Stock into one or more classes or series, and without limiting the generality of the foregoing, to fix and determine the designation of each such class or series, the number of shares which shall constitute such class or series and such voting powers, and such preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof of the shares of each class or series so established.

                  FOURTH: The Board of Directors in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, did duly adopt the following resolutions authorizing the creation and issuance of a series of said Preferred Stock to be known as Series A Preferred Stock:

                  RESOLVED that the Board of Directors, pursuant to authority vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation, hereby authorizes the issue of a class of the Corporation's Preferred Stock, and hereby fixes the number, designation, preferences, rights and limitations and restrictions thereof in addition to those set forth in said Amended and Restated Certificate of Incorporation as follows:

          1.      DESIGNATION; RANK.
                  ------------------

                  (a) A series of the Corporation's Preferred Stock is designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the maximum number of shares of Series A Preferred Stock shall be 35,000, of which 8,807 are designated "Sub-Series A-1 Convertible Preferred Stock" (the "Sub-Series A-1 Preferred Stock") and of which 26,193 are designated "Sub-Series A-2 Preferred Stock" (the "Sub-Series A-2 Preferred Stock").


                  The  Sub-Series  A-2  Preferred  Stock  shall  have  the  same preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as the Sub-Series A-1 Preferred Stock except that Sub-Series A-2 Preferred Stock will not be convertible into shares of Common Stock as provided in Section 3 below and will not have any voting rights until the Company has received stockholder approval (the "Shareholder Approval Requirement") to grant to the Sub-Series A-2 Preferred Stock such convertibility and the voting rights provided for in Section 5 below as required under Nasdaq Marketplace Rule 4350(i)(1)(D), at and after which time the Sub-Series A-2 Preferred Stock shall have the same preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as the Sub-Series A-1 Preferred Stock. If as of January 15, 2002, the Corporation has issued an aggregate number of shares of Sub-Series A-1 Preferred Stock as would be convertible into less than 1,761,400 shares of Common Stock (the "Maximum Number") (which represents approximately 19.9% of the currently outstanding Common Stock), the initial purchasers of Sub-Series A-1 Preferred Stock and Sub-Series A-2 Preferred Stock will be entitled to exchange, at their election, shares of Sub-Series A-2 Preferred Stock for shares of Sub-Series A-1 Preferred Stock; on a pro rata basis at an exchange ratio of one share of Sub-Series A-2 Preferred Stock for one share of Sub-Series A-1 Preferred Stock, until shares of Sub-Series A-1 Preferred Stock convertible into the Maximum Number of shares of Common Stock are issued, after which time no additional shares of Sub-Series A-2
         Preferred Stock will be exchangeable for shares of Sub-Series A-1 Preferred Stock.

                  (b) The Series A Preferred Stock has a liquidation  preference equivalent to 125% of One Hundred Dollars ($100), which was the original per share issuance price of the Series A Preferred Stock (the "Issuance Price"), per whole share plus any accrued but unpaid dividends thereon to and including the date of payment (the "Liquidation Preference"). The Series A Preferred Stock ranks, with respect to rights to receive dividends and distributions upon liquidation, winding up or dissolution of the Corporation (a) senior to the Corporation's common stock, par value $.01 per share (the "Common Stock"), and any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank junior to the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation or fail to specify the ranking of such class or series relative to the Series A Preferred Stock with respect to rights to receive payment of dividends and distributions upon liquidation (together with the Common Stock, the "Junior Securities"), (b) subject to the provisions of Section 5 below, on a parity with any other class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank on a parity with the Series A Preferred Stock with respect to voting rights, rights to receive payment of dividends and distributions upon liquidation (the "Parity Securities"), and (c) subject to the provisions of Section 5 below, junior to any class or series of stock issued by the Corporation whose terms provide specifically that such class or series shall rank senior to the Series A Preferred Stock with respect to voting rights, rights to receive payment of dividends and distributions upon liquidation (the "Senior Securities").

          2.          DIVIDENDS; PRIORITY.
                      -------------------

                  (a) Each holder of Series A Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefor, cumulative dividend payments, payable in accordance with this
         Section 2, accruing daily and payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing with March 31, 2002 and terminating in accordance with Section 2(d) below, provided, however, that, if a Dividend Payment Date is not a Business Day (as defined in Section 8 hereof), dividends shall be payable on the next succeeding Business Day and no Additional Dividends (as defined in Section 2(f) hereof) shall accrue on the dividends payable on such Dividend Payment Date for the intervening period. Dividends payable on the Series A Preferred Stock for the initial period ending March 31, 2002 and for any period less than a full dividend period shall be computed on the basis of the actual number of days elapsed and the actual number of days for such dividend period.

                  (b) Except as otherwise provided below, dividends will be payable only in cash, to the extent that funds are legally available therefor, when, as and if declared by the Board of Directors. Dividends shall be cumulative and shall continue to accrue at the annual rate described in Section 2(c) below for purposes of the Liquidation Preference in Section 1 above, even if not declared and paid in cash on a periodic basis by the Board of Directors.

                  (c) Except as provided below, the dividend on each share of Series A Preferred Stock (the "Dividend") on each Dividend Payment Date shall be payable in an amount per whole share equal to the sum of (i) 2.5% of the Issuance Price per share of the Series A Preferred Stock
         (the "Fixed Dividend Amount") and (ii) subject to the provision for adjustment hereinafter set forth, 200 times the aggregate per share amount of all cash dividends or other distributions and 200 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) distributions referred to in Section 3(e)(iv) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of such share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after the Issuance Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. From and after a Triggering Event until such time as the Series A Preferred Stock is redeemed pursuant to Section 7, and provided the Fixed Dividend Amount is not at the Default Rate (as defined below), the Fixed Dividend Amount shall be equal to 2.5% of the Liquidation Preference per share of the Series A Preferred Stock. So long as a Default has occurred and is continuing, the Fixed Dividend Amount shall be equal to 3.75% of the Issuance Price per share of the Series A Preferred Stock (the "Default Rate").

                  (d) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) and Section 2(c) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (ii)(A) and
         (ii)(B) of Section 2(c) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date (or, with respect to the first Dividend Payment Date, the period between the first issuance of a share or fraction of a share of Series A Preferred Stock and such first Dividend Payment
         Date), a dividend equal to the Fixed Dividend Amount per whole share on the Series A Preferred Stock shall nevertheless be payable on such
         subsequent   Dividend   Payment   Date.


                  (e) The dividends referred to in Section 2(a) hereof shall accrue (subject to the restrictions contained in Section 2(c) hereof and whether or not declared and paid) from the applicable Dividend Payment Date, except that with respect to the first dividend, such dividend shall accrue with respect to each share of Series A Preferred Stock from the respective date on which the share of Series A Preferred Stock was issued (the "Original Issue Date"). The accrual of such dividends shall cease as to the Series A Preferred Stock on the date on which such shares are converted into Common Stock pursuant to Section 3(a).


                  (f) For any dividend period commencing after the issuance of the Series A Preferred Stock with respect to which the Dividend (as determined pursuant to Section 2(c) hereof) is not fully paid in cash on the Dividend Payment Date at the end of such dividend period, such accrued dividends shall be added (solely for the purpose of calculating dividends payable on the Series A Preferred Stock) to the Issuance Price, as defined in Section 1(b), of the Series A Preferred Stock effective at the beginning of the dividend period next succeeding the dividend period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof ("Additional Dividends") as determined pursuant to Section 2(c) until such unpaid
         dividends   have   been   paid  in  full.

                  (g) Dividends shall be paid to the holders of record of shares of Series A Preferred Stock as they appear in the stock register of the Corporation at the close of business on the record date therefor, which record date shall be the fifth Business Day immediately preceding the Dividend Payment Date relating thereto.

          3.          CONVERSION.
                      ----------

                  (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 3 and subject to the provisions of
         Section 1(a) with respect to Sub-Series A-2 Preferred Stock, each share of Series A Preferred Stock shall be convertible from time to time, into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.


                  (b) Conversion Price. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Issuance Price plus accrued and unpaid dividends, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be $0.50. The Conversion Price shall be subject to adjustment as set forth in Section 3(e). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.


                  (c) Mechanics of Conversion. Upon the election with respect to 67% or more of the total number of shares of the Series A Preferred Stock outstanding to convert such shares of Series A Preferred Stock into Common Stock pursuant to this Section 3, all shares of Series A Preferred Stock shall be automatically converted into the number of shares provided in Section 3(b) above. Such election shall be effected by the holders of electing shares surrendering to the Corporation or any transfer agent of the Corporation with respect to the Series A Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion of the Series A Preferred Stock shall be deemed to have been effected on the date when notice of an election to convert with respect to and certificates for at least 67% of the total number of shares of Series A Preferred Stock outstanding are delivered to the Corporation or the transfer agent for the Series A Preferred Stock and such date is referred to herein as the "Conversion Date." Subject to the provisions of Section 3(e)(viii), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation), the Corporation shall issue and deliver to or upon the written order of the holders of Series A Preferred Stock a certificate or certificates for the number of full shares of Common Stock to which each such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 3(d). Subject to the provisions of Section 3(e)(viii), the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Conversion Date.

                  (d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be held on the Conversion Date by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so held. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest; provided, however, that if a holder of Series A Preferred Stock surrenders certificates for Series A Preferred Stock and in the record books of the Corporation or any transfer agent for the Series A Preferred Stock any additional shares of Series A Preferred Stock are held by a holder, the Corporation need not pay any cash payable upon conversion of such surrendered shares, but shall maintain a calculation of such fractional share and dollar amounts until the certificates for all shares of Series A Preferred Stock issued in the name of such holder shall have been surrendered, at which time the Corporation or any transfer agent for the Series A Preferred Stock shall recalculate the number of whole and fractional shares issuable to such holder and the amount of cash payable to such holder with respect to all shares of Series A Preferred Stock issued in the name of such holder. Only after such final calculation shall the Corporation be obligated to pay cash with respect to fractional shares as provided in this Section 3(d).

                  (e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Common Stock Issued at Less than the Conversion Price. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price equal to the consideration per share at which such Common Stock was sold or, if such Common Stock was issued for no consideration, to $.01 per share. The consideration per share shall be computed by dividing the aggregate consideration received by the Corporation from the issuance of such Common Stock by the total number of shares of Common Stock issued.

         For purposes of any adjustment of the Conversion Price pursuant to this clause (i), the following provisions shall be applicable:

                  (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock plus any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefore (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, irrespective of any accounting treatment.

                  (C) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                  (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrant or rights plus the maximum aggregate amount of additional consideration (set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustments of such consideration) payable to the Corporation upon the exercise of such options, warrants or other rights to purchase or acquire Common Stock;

                  (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A), (B), and (C)(1), above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                  (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                  (4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or exchangeable securities on the basis of the issuance only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                  (5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                  (ii) Common Stock Issued at Less than the Fair Market Value. If the Corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the then fair market value per share of the Common Stock immediately prior to such issuance (for the purposes of any shares of Common Stock issued or deemed issued to finance repayment of the $1,000,000 Kevin Costner debt fair market value shall be deemed to be $0.85 per share) and the provisions of Section 3(e)(i) above are not applicable to an adjustment in the Conversion Price, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by multiplying such Conversion Price by a fraction, the numerator of which is (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance and (B) the number of shares of Common Stock --------------- issued in such issuance had such shares been issued at a price per share equal to the then fair market value per share of the Common Stock immediately prior to such issuance, and the denominator of which is (2) the total number of shares of Common Stock outstanding immediately after such issuance.

         For purposes of any adjustment of the Conversion Price pursuant to this clause (ii), the following provisions shall be applicable:

                  (A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock plus any discounts, commissions, taxes or other expenses allowed, paid, granted or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors, irrespective of any accounting treatment.

                  (C) Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                  (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrant or rights plus the maximum aggregate amount of additional consideration (set forth in the instruments relating thereto, without regard to any provision contained therein for subsequent adjustments of such consideration) payable to the Corporation upon the exercise of such options, warrants or other rights to purchase or acquire Common Stock;

                  (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A), (B), and (C)(1), above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                  (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                  (4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or exchangeable securities on the basis of the issuance only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                  (5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                  (iii) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Preferred Stock, or upon conversion or exercise of shares of Series A Preferred Stock or those certain warrants issued in connection with the sale of shares of Series A Preferred Stock; (B) the issuance of up to 3,000,000 shares of Common Stock to be issued or reserved for issuance to employees, consultants, officers or directors of the Corporation pursuant to the Corporation's 1999 Stock Compensation Program, provided the exercise price for any options is at least equal to the fair market value of the Common Stock at the time the option was granted and the sales price for any shares of Common Stock issued under such plan is at least equal to the fair market value of the Common Stock at the time the shares are sold other than pursuant to the exercise of an option under such a plan; (C) shares of Common Stock or options or warrants for shares of Common Stock issued or reserved for issuance by the Corporation pursuant to the acquisition of stock or assets of an unaffiliated Person, provided that the consideration received by the Corporation for such shares of Common Stock shall be at least equal to the fair market value of the Common Stock at the time of such acquisition and the aggregate number of shares of Common Stock issued under this clause (C) and clause (D) below shall not exceed 1,000,000 shares; (D) shares of Common Stock or options or warrants for shares of Common Stock issued or reserved for issuance by the Corporation to equipment lessors, banks, financial institutions or similar entities in connection with commercial credit arrangements, equipment financing or similar transactions, provided that the aggregate number of shares of Common Stock issued under this clause (D) and clause (C) above shall not exceed 1,000,000 shares; (E) shares of Common Stock issued or reserved for issuance by the Corporation as a dividend or other distribution in connection with which an adjustment to the Conversion Price is made pursuant to Section 3(e)(iv) or (v); (F) issuance of securities in a public offering in which all of the Series A Preferred Stock will be converted, provided that such offering is made pursuant to a firm underwriting agreement and the net proceeds to the Corporation are at least $15 million; and (G) shares of Common Stock issued pursuant to currently outstanding options, warrants, notes, or other rights to acquire securities of the Corporation which were issued or authorized to be issued as of the Original Issue Date. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Section 3(e).

                  (iv) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

                  (v) Consolidation,  Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                  (vi) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 3(e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provisions of this Section 3 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                  (vii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this
         Section 3(e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section 3(e); provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                  (f) Statement Regarding Adjustments Whenever the Conversion Price shall be adjusted as provided in Section 3(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock, if any, and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 3(g).

                  (g) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clauses (i) or (ii) (but only if the action of the type described in clauses (i) or (ii) would result in an adjustment in the Conversion Price) of Section 3(e) and in clauses (iv) or (v) of Section 3(e), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 3(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                  (h) Treasury Stock. For the purposes of this Section 3, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.


                  (i) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance for delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                  (j) Reservations of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

          4.          LIQUIDATION RIGHTS; PRIORITY.
                       ----------------------------

                  (a) In the event of any liquidation, merger, sale, consolidation or dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of the Series A Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of the liquidation preference of any Senior Securities, out of the remaining net assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the Liquidation Preference (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, before any distribution shall be made with respect to any Junior Securities (collectively, the "Liquidation Amount"). In the event of any change in the Corporation's Series A Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Liquidation Preference per share of Series A Preferred Stock shall be appropriately adjusted by the Board of Directors so as to protect the rights of the holders of shares of Series A Preferred Stock.

                  (b) Except as otherwise provided in this Section 4, holders of Series A Preferred Stock shall not be entitled to any participation in any distribution of assets in the event of any Liquidation.

                  (c) If, upon any Liquidation, the amounts payable with respect to the Series A Preferred Stock and any Parity Securities are not paid in full, holders of the Series A Preferred Stock and holders of any Parity Securities will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share if such assets are sufficient to permit payment in full.

                  (d) Written notice of any Liquidation stating a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

                  (e) Any liquidation payment with respect to each fractional share of the Series A Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Amount with respect to each outstanding whole share of Series A Preferred Stock.

          5.          VOTING AND RANKING.
                      ------------------

                  Subject to the limitations on voting with respect to Sub-Series A-2 Preferred Stock set forth in Section 1(a), the Corporation shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, (i) authorize or issue, or obligate itself to issue, any Parity Securities or Senior Securities, or (ii) increase the maximum number of shares of Series A Preferred Stock from that set forth in Section 1. Subject to the limitations on voting with respect to Sub-Series A-2 Preferred Stock set forth in Section 1(a), the holders of Series A Preferred Stock shall have the right to vote the shares of Series A Preferred Stock held by them on all matters submitted to a vote of the holders of Common Stock on an as-converted basis together with the holders of Common Stock as a single class.

          6.          REPORTS.
                      -------

                  So long as the Series A Preferred Stock remains outstanding, the Corporation shall cause its annual reports to holders of Common Stock and any quarterly or other financial reports and information furnished by it to holders of Common Stock pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be mailed to the holders of the Series A Preferred Stock (no later than the date such materials are mailed to the Corporation's holders of Common Stock) at their addresses appearing on the books of the Corporation.

          7.          REDEMPTION.
                      ----------

                  (a) Mandatory Redemption. If any of the Series A Preferred Stock remain outstanding on December 31, 2007 (the "Mandatory Redemption Date"), then the Corporation shall be required to redeem all of such Series A Preferred Stock at a price per share of Series A Preferred Stock equal to the Issuance Price plus all accrued and unpaid dividends thereon (the "Mandatory Redemption Price" and together with the Major Transaction Redemption Price (as defined below), and the Triggering Event Redemption Price (as defined below), each a "Redemption Price").

                  (b) Redemption upon Major Transaction.

                  (i) If any shares of the Series A Preferred Stock remain outstanding on the date on which a Major Transaction is consummated (the "Major Transaction Date"), the Corporation or its successor on the Major Transaction Date, shall redeem for cash all of the outstanding Series A Preferred Stock, other than shares held by a Person who is a holder of Series A Preferred Stock or an Affiliate of such holder with whom such Major Transaction is consummated, at a price per share of Series A Preferred Stock equal to the Liquidation Preference per share ("Major Transaction Redemption Price"). The provisions of this Section 7(b)(i) shall not be deemed to restrict the ability of a holder to convert Series A Preferred Stock pursuant to the provisions of Section 3 at any time and from time to time before the Major Transaction Date.


                  (ii) A "Major  Transaction"  means the occurrence at such time of any of the following events: (x) the consummation of a consolidation, merger or reorganization of the Corporation with or into another Person (other than (1) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation; or (2) pursuant to a consolidation, merger or reorganization after which the holders of the Corporation's outstanding Common Stock immediately prior to the consolidation, merger or reorganization own a number of shares of the resulting company's outstanding capital stock sufficient to elect a majority of the resulting company's board of directors; (y) the consummation of a sale, transfer, lease, disposal or abandonment (whether in one transaction or in a series of transactions) of all or substantially all of the Corporation's assets; or (z) the consummation of a purchase, tender or exchange offer for more than 50% of the outstanding shares of Common Stock or other voting securities of the Corporation is made and accepted by the holders thereof.

                  (iii) Within five (5) days after the Corporation enters into an agreement to effect a Major Transaction but not prior to the public announcement of such Major Transaction or the public announcement of a third-party tender offer that would, if consummated, constitute a Major Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier to each holder of Series A Preferred Stock.

                  (c) Right to Require Redemption upon Triggering Event.

                  (i) Triggering Event.  After a Triggering Event (as defined in
         Section 7(c)(ii) below), each holder of Series A Preferred Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's Series A Preferred Stock at a price per share equal to the Liquidation Preference (the "Triggering Event Redemption Price"). The provisions of this Section 7(c)(i) shall not be deemed to restrict the ability of a holder to convert the Series A Preferred Stock pursuant to the provisions of Section 3 at any time and from time to time before such holder receives the Triggering Event Redemption Price.


                  (ii) A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                  (x) the failure of the Common Stock or the shares of Common Stock into which the Series A Preferred Stock are convertible to be listed on the American Stock Exchange (the "AMEX"), the New York Stock Exchange ("NYSE") or the Nasdaq Stock Market for a period of 10 Business Days during any period of 12 months (the "Delisting Period");

                  (y) the Corporation's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Preferred Stock into shares of Common Stock, except in any case in which the basis for such intention by the Corporation is a bona fide dispute as to the right of such holder to such conversion; or

                  (z) the occurrence of a Default;

                  provided,  however,  that any demand for redemption under this
         Section 7(c) must be made by a holder within 90 days after receipt of the Notice of Triggering Event (as defined in Section 7(d));

                  (d) Mechanics of Redemption.

                  (i) Upon Triggering Event. Within one day after the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier to each holder (each a "Notice of Triggering Event"). Within 30 days after receipt of a Notice of Triggering Event, but only for so long as the facts giving rise to the Triggering Event continue to exist, any holder of Series A Preferred Stock may require the Corporation to redeem all or any portion of its Series A Preferred Stock by delivering written notice thereof via facsimile or overnight courier (each a "Notice of Voluntary Redemption Upon Triggering Event") to the Corporation, which Notice of Voluntary Redemption Upon Triggering Event shall indicate (A) the number of Series A Preferred Stock that such holder is requesting redemption for and (B) the Triggering Event Redemption Price as calculated pursuant to Section 7(c)(i) above. The Corporation shall pay such holder the Triggering Event Redemption Price within five Business Days after receipt of the Notice of Voluntary Redemption Upon Triggering Event.

                  (ii) Upon Major Transaction. Payment of the Major Transaction Redemption Price shall be made immediately prior to consummation of the Major Transaction upon surrender of all certificates therefor, duly endorsed for cancellation, to the Corporation or its transfer agent. As of the Major Transaction Date, no Person shall have any rights in respect of Series A Preferred Stock, except the right to receive the Major Transaction Redemption Price.


                  (iii) Upon Mandatory Redemption Date. On the Mandatory Redemption Date, the Company will pay the holders of the Series A Preferred Stock the Mandatory Redemption Price upon surrender of all certificates therefor, duly endorsed for cancellation, to the Corporation or its transfer agent. As of the Mandatory Redemption Date, no Person shall have any rights in respect of Series A Preferred Stock, except the right to receive the Mandatory Redemption Price.


                  (iv) Payment in Immediately Available Funds. The Redemption Price shall be paid in immediately available funds.


          8.          CERTAIN DEFINITIONS.
                       ------------------


                  The following terms shall have the meanings set forth below:

                  "Affiliate" means a Person that is an affiliate or an associate (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Person specified.

                  "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or any other day on which banking institutions in Ft. Lauderdale, Florida are authorized or required by law to be closed.

                  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

                  "Closing" means the date on which the transactions contemplated by the Securities Purchase Agreement, dated as of December 31, 2001 (the "Securities Purchase Agreement"), between the purchasers listed therein on
Schedule I and the Corporation and pursuant to which the Series A Preferred Stock will be sold, are consummated.

                  "Common Stock" means the 23,000,000  shares of Common Stock of
the  Corporation   authorized  for  issuance  in  its  Restated  Certificate  of
Incorporation.

                  "Default" mean the occurrence of any of the following: (i) the failure of the Common Stock or the shares of Common Stock into which the Series A Preferred Stock are convertible to be listed on the AMEX, the NYSE or the Nasdaq Stock Market for a period of 10 Business Days during any period of 12 months, (ii) the failure of the Corporation to declare or pay any dividend on the Series A Preferred Stock on any Dividend Payment Date; (iii) the failure of the Corporation to perform any of its covenants under this Certificate of Designation in any material respect which failure is not cured within 10 Business Days after written notice from any holder of Series A Preferred Stock;
(iv) there shall have occurred a default or an event which with the giving of notice or the passage of time would constitute a default under any instrument governing the indebtedness for borrowed money or capital lease obligations of the Corporation or any of its Subsidiaries having a remaining principal balance of $1,000,000 or more at the time such default or event occurred; (v) the failure of the Corporation to satisfy the Shareholder Approval Requirement by February 28, 2002, (vi) a material breach of any of the material representations in the Securities Purchase Agreement resulting in a Material Adverse Effect (as defined in the Securities Purchase Agreement) on the Corporation, (vii) a material breach of any of the material covenants under the Securities Purchase Agreement that is not cured within 10 Business Days after written notice from any holder of Series A Preferred Stock, or (viii) a breach of the material covenants under the Registration Rights Agreement, dated as of the date hereof, between the holders listed therein and the Corporation that is not cured within 10 Business Days after written notice from any holder of Series A Preferred Stock.

                  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Subsidiary" shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

          9.          LOST OR STOLEN CERTIFICATES.
                      ---------------------------

                  Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the certificate(s) representing Series A Preferred Stock, the Corporation shall execute and deliver new certificate(s) therefor of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue such certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock; and provided, further, the Corporation may require such holder to post an indemnity bond for the reasonable value of the Series A Preferred Stock represented by the lost certificate(s) unless such holder was an original purchaser of the Series A Preferred Stock or an affiliate of such original purchaser.

                  AND FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Preferred Stock, a certificate pursuant to Section 151 of the General Corporation Law of the State of Delaware shall be executed, acknowledged, filed and recorded in accordance with the provisions of said
Section 151, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes of and intent of this and the foregoing resolutions.





                  IN  WITNESS   WHEREOF,   the   Corporation   has  caused  this
Certificate to be signed in its name and on its behalf and attested on this 8th day of January 2002, by duly authorized officers of the Corporation.

                                             HOLIDAY RV SUPERSTORES, INC.,
                                             Delaware corporation




                                             By:/s/ Marcus A. Lemonis
                                                ---------------------
                                                      Marcus A. Lemonis
                                                      Chief Executive Officer

ATTEST:


By:/s/ Casey Gunnell
   -----------------
         Casey Gunnell
         President